Exhibit 8.1

Mayer Brown LLP 350 South Grand Avenue 25th Floor Los Angeles, California 90071-1503

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Nissan Auto Leasing LLC II
Nissan-Infiniti LT
Nissan Auto Lease Trusts
BellSouth Tower
333 Commerce Street
10th Floor, B-10-C
Nashville, Tennessee 37201-1800
Re:	Nissan Auto Leasing LLC II

Nissan-Infiniti LT Nissan Auto Lease Trust Registration Statement on Form S-3 Relating to Asset-Backed Securities
Ladies and Gentlemen:
     We have acted as special counsel to Nissan Auto Leasing LLC II (“NALL II”), a Delaware limited liability company and wholly-owned limited purpose subsidiary of Nissan Motor Acceptance Corporation, a California corporation (“NMAC”), Nissan-Infiniti LT, a Delaware statutory trust, and certain trusts, each of which will be owned initially by NALL II, in connection with the Issuing Entity’s proposed issuance of $7,000,000,000 aggregate principal amount of asset-backed notes (the “Notes”) to be offered pursuant to a Registration Statement on Form S-3 relating to the Notes (Registration No. 333-147542, together with the exhibits and amendments thereto, the “Registration Statement”) being filed with the Securities and Exchange Commission (the “SEC”) concurrently herewith under the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated thereunder.
     The Notes for each series will be issued under and pursuant to an indenture for such series, each between the applicable Issuing Entity and the Indenture Trustee (as defined in the indenture). The indenture, in the form being filed with the SEC concurrently herewith as an exhibit to the Registration Statement, is referred to hereinafter as the “Indenture.” The trust agreement, in the form being filed with the SEC concurrently herewith as an exhibit to the Registration Statement, is referred to hereinafter as the “Trust Agreement.” The sale and servicing agreement, in the form being filed with the SEC concurrently herewith as an exhibit to the Registration Statement, is referred to hereinafter as the “Sale and Servicing Agreement.”
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of the organizational documents of the Issuing Entity, the Indenture, the Trust Agreement, the Sale and Servicing Agreement, the forms of Notes included as exhibits to the
Mayer Brown LLP operates in combination with our associated English limited liability partnership.

Mayer Brown llp
Nissan Auto Leasing LLC II
Nissan-Infiniti LT
Nissan-Auto Lease Trusts
[                    ], 20[___]

Indenture, the forms of Certificates included as exhibits to the Trust Agreement, and such other records, documents and certificates of the Issuing Entities and public officials and other instruments as we have deemed necessary for the purpose of this opinion. In addition, we have assumed that each of the Indenture, the Trust Agreement and the Sale and Servicing Agreement, as applicable, and as completed for each series, will be duly authorized, executed and delivered by each of the respective parties thereto; that the Notes and Certificates, as applicable, and as completed for each series, will be duly authorized, executed and delivered substantially in the forms contemplated by the Indenture, the Trust Agreement or the Sale and Servicing Agreement, as applicable; and that the Notes and Certificates for each series will be sold as described in the Registration Statement.
     As special tax counsel to the Issuing Entities, we have advised the Issuing Entities with respect to certain federal income tax aspects of the proposed issuance of the Notes and the Certificates after the date hereof as described in the Registration Statement. Such advice has formed the basis for the description of selected federal income tax consequences for holders of the Notes and Certificates that appears under the heading “Material Federal Income Tax Consequences” in the Prospectus. Such description does not purport to discuss all possible income tax ramifications of the proposed issuance of the Notes and Certificates, but with respect to those federal income tax consequences that are discussed, in our opinion, the description is accurate.
     The opinion set forth above is based on relevant provisions of the United States Internal Revenue Code of 1986, as amended, Treasury Regulations thereunder, and interpretations of the foregoing as expressed in court decisions, administrative determinations, and legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion.
     This opinion is furnished by us as special counsel for NALL II or NMAC and may be relied upon by you only in connection with the transactions contemplated by the Indenture, the Trust Agreement or the Sale and Servicing Agreement, as applicable. It may not be used or relied upon by you for any other purpose, nor may copies be delivered to any other person, without in each instance our prior written consent. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.
     This opinion letter is based on the facts and circumstances set forth in the Prospectus, the forms of Prospectus Supplement and in the other documents reviewed by us. Our opinion as to the matters set forth herein could change with respect to a particular series of Notes as a result of changes in facts and circumstances, changes in the terms of the documents reviewed by us, or changes in the law subsequent to the date hereof. As the Registration Statement contemplates

Mayer Brown llp
Nissan Auto Leasing LLC II
Nissan-Infiniti LT
Nissan-Auto Lease Trusts
[                    ], 20[___]

series of Notes with numerous different characteristics and the Prospectus, form of Prospectus Supplement and the operative documents related thereto do not relate to a specific transaction, the particular characteristics of each series of Notes must be considered in determining the applicability of this opinion to a particular series of Notes and such opinion may require modification in the context of any actual transaction.
     We consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name therein, without admitting that we are “experts” within the meaning of the 1933 Act or the rules or regulations of the Securities and Exchange Commission thereunder, with respect to any part of the Registration Statement, including this exhibit.
Very truly yours,
Mayer Brown LLP